Exhibit 99.2

Media Contact:	NewPage
Amber Best	8540 Gander Creek Drive
937-242-9093	Miamisburg, OH 45342

Investor Contact:

Barbara Telek

937-242-9629

FOR IMMEDIATE RELEASE

NEWPAGE ANNOUNCES NEW FINANCING

MIAMISBURG, Ohio – February 11, 2014 – NewPage Holdings Inc. (“NewPage”) today announced that its wholly-owned subsidiary, NewPage Corporation, closed on financing consisting of a new $750 million term loan facility led by Credit Suisse Securities (USA) LLC (the “Term Loan Facility”) and a new $350 million ABL facility led by Barclays Bank PLC (the “ABL Facility” and, together with the Term Loan Facility, the “Facilities”). Amounts drawn under the Term Loan Facility will bear interest at either the LIBOR rate plus a margin of 8.25% or at a base rate plus a margin of 7.25%, and amounts drawn under the ABL Facility bear annual interest at either the LIBOR rate plus a margin of 1.75% to 2.25% or at a base rate plus a margin of 0.75% to 1.25% (subject to adjustments based on utilization of the ABL Facility).

The closing of the Facilities is the first in a series of actions connected with the pending merger announced January 6, 2014 between Verso Paper Corporation and NewPage. “The announcement regarding the bank refinancing is a key milestone as we work through the transaction,” said Jay A. Epstein, senior vice president and chief financial officer for NewPage.

The proceeds of the Term Loan Facility will be used to pay approximately $250 million in cash to NewPage stockholders and restricted stock unit holders upon vesting, to pay certain transaction costs and for general corporate purposes. The balance will be used to refinance the NewPage existing $500 million term loan facility.

The Term Loan Facility matures on February 11, 2021 and the ABL Facility matures on February 11, 2019. The Facilities are guaranteed by certain subsidiaries of NewPage. Amounts outstanding under the Facilities are secured by substantially all of the assets of NewPage Corporation and certain of its subsidiaries, subject to certain exceptions.

About NewPage

NewPage is a leading producer of printing and specialty papers in North America with $3.1 billion in net sales for the year ended December 31, 2012. NewPage is headquartered in Miamisburg, Ohio, and owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. These mills have a total annual production capacity of approximately 3.5 million tons of paper.

The company’s portfolio of paper products includes coated, supercalendered and specialty papers. These papers are used in commercial printing to create corporate collateral, magazines, catalogs, books, coupons, inserts and direct mail as well as in specialty paper applications including beverage bottle labels, food and medical packaging, pressure-sensitive labels and release liners. To learn more, visit www.NewPageCorp.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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